EXHIBIT 10.95
FOURTH AMENDMENT TO LEASE AGREEMENT
THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of February 28 , 2018 (the “Effective Date”), by and between HPBB1, LLC, a Georgia limited liability company (“Landlord”), and BLACKBAUD, INC., a Delaware corporation (“Tenant”).
RECITALS:
A.    Landlord and Tenant are parties to that certain Lease Agreement dated May 16, 2016, as amended by that certain First Amendment to Lease Agreement dated August 22, 2016 and by that certain Second Amendment to Lease Agreement dated May 18, 2017, as supplemented by that certain Letter Agreement dated September 6, 2016, and as amended by that certain Third Amendment to Lease Agreement dated December 11, 2017 (collectively, the “Lease”), pursuant to which Landlord leased to Tenant approximately 12.98 acres of real property located in Berkeley County, South Carolina, and more particularly described in the Lease.
B.    Landlord and Tenant desire to amend and modify the Lease as set forth in this Amendment.
AGREEMENT:
For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Recitals; Capitalized Terms. The foregoing recitals are true and correct and are incorporated herein by this reference. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning ascribed to such terms in the Lease.
2.    Amendments.
(a)    The first sentence of Section 1.2(a)(i) of the Lease is hereby amended and restated in its entirety as follows:
Subject to and upon the conditions set forth herein, the term of this Lease shall commence on the later of (i) the date Landlord obtains a temporary certificate of occupancy for the Building, and (ii) April 24, 2018 (the “Commencement Date”) and shall terminate at 11:59 p.m. (Charleston, SC time) on the last day (the “Expiration Date”) of the later to occur of (i) the twentieth (20th) Lease Year, or (ii) if the Phase 2 Lease is in effect, the expiration date of the initial term of the Phase 2 Lease, unless sooner terminated or renewed or extended as may be hereinafter provided (such term, taking into account any such sooner termination or renewal or extension, is hereinafter referred to as the “Term”).
(b)    Section 1.2(a)(iii) of the Lease is hereby amended and restated in its entirety as follows:

Liquidated Damages. If Landlord fails to obtain a temporary certificate of occupancy for the Building on or before April 24, 2018 (as such date may be extended for Force Majeure (excluding unavailability or delays in obtaining permits or other governmental approvals) and delays in issuance of the temporary certificate of occupancy due to any requirement of the local municipality to complete the ASI 15 scope of work, including the wood paneling, concierge desk, ASI 15 wall coverings, and hub booths, as a condition to issuing such certificate of occupancy) (the “Estimated TCO Receipt Date”), Tenant will receive an abatement equal to one (1) day of Base Rent for each day Landlord is actually delayed beyond the Estimated TCO Receipt Date (as so extended) in obtaining such temporary certificate of occupancy, for the first thirty (30) days following the Estimated TCO Receipt Date (as so extended). Such abatement shall increase to one and a half days of Base Rent abatement for each day of such delay that exceeds thirty (30) days after the Estimated TCO Receipt Date (as so extended), and such abatement shall increase to two days of Base Rent abatement for each day of such delay that exceeds sixty (60) days after the Estimated TCO Receipt Date (as so extended). Notwithstanding the foregoing, if Landlord is unable to obtain such temporary certificate of occupancy within ninety (90) days after the Estimated TCO Receipt Date (as so extended), Tenant may elect, as its sole and exclusive remedy, Tenant hereby waiving any other rights and remedies for such delay, either (i) to continue to receive an abatement equal to two days of Base Rent for each day of such delay that exceeds ninety (90) days after the Estimated TCO Receipt Date (as so extended), (ii) to terminate this Lease by providing written notice thereof to Landlord within five (5) business days after the expiration of such ninety (90) days, or (iii) to exercise its self-help rights under Section 10.4 by providing written notice thereof to Landlord within five (5) business days after the expiration of such ninety (90) days and to receive an abatement of Base Rent from the first day of delay in obtaining such temporary certificate of occupancy after the Estimated TCO Receipt Date (as so extended) until the date Tenant delivers such written notice to Landlord in accordance with the above. Upon exercise of Tenant’s rights under (ii) or (iii) of the prior sentence, Landlord shall deliver the Approved Plans and any construction documents relating thereto, any surveys, any third (3rd) party engineering reports, and any other site due diligence materials relating to this Lease or the Property in Landlord’s possession or control to Tenant within three (3) business days. In addition (but without duplication of any abated Base Rent provided for above), if Landlord fails to achieve the Milestone Events listed as #s 4 and 5 on the Milestone Schedule by the applicable Milestone Deadline (as the same may be extended for Force Majeure and or Tenant Delay as provided above), Tenant will receive an abatement equal to one (1) day of Base Rent for each day Landlord is actually delayed beyond such Milestone Deadline in achieving such

Milestone Event, for the first thirty (30) days following the applicable Milestone Deadline (as so extended). Such abatement shall increase to one and a half days of Base Rent abatement for each day of such delay that exceeds thirty (30) days after such Milestone Deadline, and such abatement shall increase to two days of Base Rent abatement for each day of such delay that exceeds sixty (60) days after such Milestone Deadline. The abated Base Rent provided for under this Section 1.2 shall constitute liquidated damages and the sole and exclusive remedy for any such delay. The parties acknowledge and agree that Tenant’s harm caused by Landlord’s failure to obtain such temporary certificate of occupancy by the Estimated TCO Receipt Date (as same may be extended) and by Landlord’s failure to achieve the Milestone Events listed as #s 4 and 5 on the Milestone Schedule by the applicable Milestone Deadline (as same may be extended) would be impossible or very difficult to accurately estimate as of the Effective Date, and that the liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise.
3.    Early Access for Furniture Move-In. Notwithstanding the terms of the Lease to the contrary, subject to Tenant’s receipt of any approvals required by the local municipality, Tenant may commence moving in furniture to the Premises as of March 1, 2018. If Tenant commences moving in furniture to the Premises prior to the applicable Milestone Deadline, Landlord will be deemed to have automatically achieved such Milestone Event on the date Tenant actually commences such move in.
4.    Milestone Schedule. Exhibit G attached to the Lease is hereby modified as shown on Exhibit G to this Amendment.
5.    Carry Cost Payment. On the Effective Date, and as a condition precedent to the effectiveness of this Amendment, Tenant shall pay Landlord the sum of $336,000.00 in immediately available funds pursuant to wire instructions delivered to Tenant as of or prior to the Effective Date.
6.    Adjustment of Construction Timeline. Landlord and Tenant acknowledge and agree that the adjustment of the Milestone Schedule and other obligations of Landlord provided for in this Amendment reflect and incorporate any events and circumstances constituting Force Majeure or Tenant Delay prior to the Effective Date and Landlord waives any right to further adjustments based on any such prior events and circumstances.
7.    Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. The Lease, as modified by this Amendment contains the parties’ entire agreement regarding the subject matter covered by the Lease and this Amendment and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
8.    Counterparts; PDF Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document. Signatures given by portable document format shall be binding and effective to the same extent as original signatures.
[Rest of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the Effective Date.

LANDLORD:

HPBB1, LLC,
a Georgia limited liability company

By:	/s/ John R. Holder
John R. Holder
President
[Seal]

TENANT:

BLACKBAUD, INC.,
a Delaware corporation

By:	/s/ Jon W. Olson
Name:	Jon W. Olson
Title:	Sr. Vice President, General Counsel

[Seal]